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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the references to our firm under the captions "Selected Financial Information" and "Experts" and to the use of our report dated March 14, 1997 (except for Note 23, as to which the date is the effective date of the registration statement) in the Registration Statement (Form S-1 No. 333-23399) and related Prospectus of Knoll, Inc. dated April 30, 1997.

                                          Ernst & Young LLP

Philadelphia, Pennsylvania

  The forgoing consent is in the form that will be signed upon the completion of the restatement of the capital accounts to effect the change in common and preferred stock described in Note 23 to the financial statements.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 30, 1997